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                                                                    EXHIBIT 5.01

                               RAYMOND L. RIDGE
                        3901 MacArthur Blvd., Suite 200
                        Newport Beach, California 92660
                                (714) 252-5434
                             (714) 639-3573 (Fax)

                                August 21, 1995

AmeriQuest Technologies, Inc.
2722 Michelson
Irvine, California 92715

Gentlemen:

     I am furnishing this opinion to you to be filed as Exhibit 5.01 to the Registration Statement on Form S-8 (the "Registration Statement") of AmeriQuest Technologies, Inc. (the "Company") to be filed with the Securities and Exchange Commission. The Registration Statement relates to the proposed issuance and resale of 1,107,500 shares of Common Stock to be issued to certain employees of the Company (the "Selling Shareholders") pursuant to severance agreements between the Company and such employees. All shares subject of the Registration Statement are hereinafter referred to as the "Shares."

     I am familiar with the proceedings taken by the Company in connection with the proposed issuance of the Shares to the Selling Shareholders and the filing of the Registration Statement.

     Upon the basis of the foregoing and such investigations as I have deemed necessary in connection with this opinion I am of the opinion that the shares to be issued to the Selling Shareholders and resold by the Selling Shareholders will be legally issued, fully-paid and nonassessable in the hands of the Selling Shareholders.

     I hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement, and to the reference to me under the caption "Legal Matters" in the Registration Statement.

                                         Very truly yours,

                                         /s/ Raymond L. Ridge

                                         RAYMOND L. RIDGE, ESQ.

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